Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of American Access Technologies, Inc. of our report dated February 6, 2004 concerning the consolidated financial statements of American Access Technologies, Inc. and subsidiaries which appears in the Annual Report on Form 10-KSB of American Access Technologies, Inc. for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such registration statement.

Yours very truly,

/s/ Rachlin Cohen & Holtz LLP
Rachlin Cohen & Holtz LLP

Fort Lauderdale, Florida June 7, 2004